Exhibit 10.38

Memo

To:	Gus Pagonis

From:	Greg Lee

cc:	Alan Lacy, Paul Liska

Date:	April 9, 2002

Re:	Resolution of Two Issues

I wanted to provide you some closure regarding two issues that we have discussed recently.

Pension enhancement

As you are aware, you received a special, non-qualified benefit from January 1, 1997 through December 31, 2001 that supplemented your regular benefit from the Sears Pension Plan and the Supplemental Retirement Income Plan at the rate of one additional year of credited service for each completed year of service.

I have authorized the extension of this enhanced benefit. The extended enhancement will also provide one additional year of credited service for each completed year of service for the time period beginning January 1, 2002 through your last day worked at Sears, not to extend past your 65th birthday. Attached is a schedule which estimates the regular and enhanced benefits.

Relocation after retirement

Regarding your request for a company-paid relocation back to Pittsburgh after your eventual retirement, we have confirmed with Tony Rucci that a commitment to this effect was made to you at the time of your hire. Accordingly, Sears will reimburse you for the normal expenses required to move your household to Pittsburgh, Pennsylvania upon your retirement. Sears will not provide a moving allowance in advance of the move nor will you be eligible for the Sears home purchase program as part of this agreement.

Please let me know if you have any questions.